Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 28, 2012 included in the Registration Statement Form S-11 and related Prospectus of Griffin Capital Net Lease REIT, Inc. for the registration of $1,100,000,000 in shares of its common stock and to the incorporation by reference therein of (i) our report dated March 26, 2012, with respect to the consolidated financial statements and schedule of Griffin Capital Net Lease REIT, Inc., for the years ended December 31, 2011, 2010, and 2009 included in the Annual Report (Form 10-K) for 2011, (ii) our report dated June 6, 2012 with respect to the Statement of Revenues and Certain Operating Expenses of the Westinghouse property included in its Form 8-K/A dated June 6, 2012 for the year ended December 31, 2011, (iii) our report dated April 12, 2012 with respect to the Statement of Revenues and Certain Operating Expenses of the AT&T property included in its Form 8-K/A dated April 12, 2012 for the year ended December 31, 2011, (iv) our report dated August 20, 2010 with respect to the Statement of Revenues and Certain Expenses of the Will Partners Property included in its Form 8-K/A dated August 20, 2010 for each of the three years in the period ended December 31, 2009, (v) our report dated November 10, 2010 with respect to the Statement of Revenues and Certain Operating Expenses of the Emporia Partners Property included in its Form 8-K/A dated November 10, 2010 for each of the three years in the period ended December 31, 2009, and (vi) our report dated November 12, 2010 with respect to the Statement of Revenues and Certain Operating Expenses of the ITT Property included in its Form 8-K/A dated November 12, 2010 for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

August 28, 2012